UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________
U.S. ENERGY CORP.
(Exact name of registrant as specified in its charter)
____________________
Wyoming	83-0205516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

877 North 8th West
Riverton, Wyoming 82501
(307) 856-9271
(Address of principal executive offices)

U.S. Energy Corp. 2008 Stock Option Plan for
Independent Directors and Advisory Board Members
____________________

Steven R. Youngbauer, General Counsel 877 North 8th West Riverton, Wyoming 82501 (307) 856-9271

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen E. Rounds, Attorney 1544 York Street, Suite 110 Denver, Colorado 80206 (303) 377-697
____________________

Indicate by check mark whether the registrant is a “large accelerated filer,” an “accelerated filer,” a “non-accelerated filer,” or a “smaller reporting company.”  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer ☑ (Do not check if a smaller reporting company)  ☐  Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered (1)	registered (1)	share (3)	price (3)	registration fee (4)
Common Stock, issuable pursuant to the 2008 Stock Option Plan for Independent Directors and Advisory Board Members (2)	264,993	$ 5.64	$ 1,494,562	$ 106.56

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant (“Common Stock”) to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
As of March 12, 2010, this represents the number of shares of Common Stock issuable on exercise of outstanding options, and shares issuable on exercise of options which may be granted after the date hereof, under the 2008 Stock Option Plan for Independent Directors and Advisory Board Members (the “2008 SOP”).

(3)	Calculated under Rules 457(g) and 457(c) and based on $5.64 per share, which is the average of the high and low price reported on the Nasdaq Capital Market on May 4, 2010.

(4)	$71.30 per million dollars of the maximum offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the 2008 Stock Option Plan for Independent Directors and Advisory Board Members, as required by Rule 428(b)(1).  Such documents are not required to be filed as part of this Registration Statement, pursuant to the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference herein the following documents filed with the Securities and Exchange Commission:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010 (the “Annual Report”);

(b)	The Registrant’s Forms 8-K filed on January 6, 2010, January 21, 2010, January 26, 2010, March 16, 2010, March 31, 2010, April 5, 2010, April 12, 2010, April 27, 2010 and April 28, 2010.

(c)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered in the Annual Report; and

(d)
The description of the Common Stock of the Registrant contained in the Registrant’s registration statement on Form 10 filed under the Exchange Act with the Securities and Exchange Commission on January 29, 1973, as the same may be amended from time to time.

(e)
All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s articles of incorporation and bylaws provide that it shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

3(i)(a)	Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed September 14, 1990)

3(i)(b)	Articles of Amendment to Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed September 14, 1992)

3(i)(c)
Articles of Amendment (Second) to Restated Articles of Incorporation (establishing Series A Convertible Preferred Stock) (incorporated by reference from Exhibit 3.1(B) to the Registrant’s Annual Report on Form 10-K filed September 13, 2000)

3(i)(d)
Articles of Amendment (Third) to Restated Articles of Incorporation (increasing number of authorized shares) (incorporated by reference from Exhibit 3.1(C) to the Registrant’s Registration Statement on Form S-3 (333-75864), filed December 21, 2001)

3(i)(e)
Articles of Amendment to Restated Articles of Incorporation (providing that directors may be removed by the shareholders only for cause) (incorporated by reference from Exhibit 10.1 to the Registrant’s Report on Form 8-K filed June 26, 2006)

3(i)(f)	Articles of Amendment to Restated Articles of Incorporation (creating Series P Preferred Stock) (see Exhibit 3(i)(g))

3(i)(g)
Rights Agreement dated as of September 19, 2001, amended as of September 30, 2005, between the Registrant and Computershare Trust Company, Inc. as Rights Agent. The Articles of Amendment to the Restated Articles of Incorporation creating the Series P Preferred Stock are included as Exhibit C to the Rights Agreement, as well as the form of Right Certificate and Summary of Rights (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A12G/A filed November 17, 2005)

3(ii)	Restated Bylaws, as amended through April 17, 2009 (incorporated by reference from Exhibit 3.2 to the Registrant’s Report on Form 8-K filed April 21, 2009)

5.1*	Opinion of Stephen E. Rounds as to the legality of the securities being issued.

23.1*	Consent of Stephen E. Rounds (included in Exhibit 5.1)

23.2*	Consent of Hein & Associates LLP

23.3*	Consent of Moss Adams LLP

23.4*	Consent of Ryder Scott Company L.P.

23.5*	Consent of Cawley, Gillespie & Associates, Inc.

* Filed Herewith

Item 9.	Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverton, State of Wyoming, on this 7th day of May, 2010.

By:	/s/ Keith G. Larsen
Name:	Keith G. Larsen
Title:	Chairman and Chief Executive Officer

Date: May 7, 2010	By:	/s/ Keith G. Larsen
KEITH G. LARSEN, CEO and Director

Date: May 7, 2010	By:	/s/ Robert Scott Lorimer
ROBERT SCOTT LORIMER
Principal Financial Officer/
Chief Accounting Officer, and Director

Date: May 7, 2010	By:	/s/ Mark J. Larsen
MARK J. LARSEN, President and Director

Date: May 7, 2010	By:	/s/ Allen S. Winters
ALLEN S. WINTERS, Director

Date: May 7, 2010	By:	/s/ H. Russell Fraser
H. RUSSELL FRASER, Director

Date: May 7, 2010	By:	/s/ Michael T. Anderson
MICHAEL T. ANDERSON, Director

Date: May 7, 2010	By:	/s/ Michael H. Feinstein
MICHAEL H. FEINSTEIN, Director